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Exhibit 99.1

A.D.A.M., Inc. Announces Third Financing Agreement With Fusion Capital

The Company also offers update on cash flows from operations for 2002

        Atlanta, GA—June 3, 2002—A.D.A.M., Inc. (Nasdaq: ADAM - news) today announced that is has entered into a third financing agreement with its long-standing financial partner Fusion Capital Fund II, LLC, a Chicago based institutional investor.

        Under terms of the common stock purchase agreement, A.D.A.M. can sell to Fusion up to $12 million of A.D.A.M.'s common stock over a 40-month period. Fusion's purchase price will be based upon the future market price of A.D.A.M.'s common stock, without any fixed discount, at the time A.D.A.M. elects to sell shares to Fusion. A.D.A.M. has no obligation to ever sell shares to Fusion and has control over the timing and size of any sales of its shares to Fusion. A.D.A.M. primarily intends to use the Fusion arrangement to fund potential acquisitions and to strengthen relationships with institutional or strategic partners.

        The Company also announced that it expects to have cash of approximately $2.5 to $3.0 million at December 31, 2002, as compared to approximately $2.8 million at December 31, 2001. The 2002 cash projection assumes that the Company will not utilize the Fusion facility during the year.

        "Our new agreement with Fusion gives us tremendous flexibility and access to additional capital—if needed—to grow our business if acquisitions or other opportunities present themselves," said Robert S. Cramer, Jr., A.D.A.M.'s Chairman and CEO.

        "We believe the strength of A.D.A.M.'s business model is apparent as our cash flow from our existing business is strong, recurring and predictable while our customer list encompasses many leading media and health-related companies. We believe that we are now gaining traction in the larger multi- billion healthcare market not only because of A.D.A.M.'s world-class content and technology, but because we have been a value added solution provider to our customers and partners with a commitment to grow with them over the long term," Mr. Cramer said.

        "The opportunities in E-Health have never been greater," Mr. Cramer said. "The distribution power of the Internet has been validated and many of the weaker companies have disappeared. A.D.A.M.'s unique combination of a leading brand, proprietary assets, growing customer base, strong financial position and commitment to excellence makes its future brighter than ever."

About A.D.A.M., Inc.

        Headquartered in Atlanta, A.D.A.M., Inc. is a leading publisher of interactive, visually engaging health and medical information for healthcare organizations, medical professionals, consumers and students. A.D.A.M. products contain physician-reviewed text, graphics produced in-house by medically trained illustrators, and multimedia interactivity to create health information solutions that offer a unique "visual learning" experience in both the healthcare and education markets.

        A.D.A.M. is a founding member of Hi-Ethics, a coalition of the most widely referenced health websites and information providers committed to developing industry standards for the quality of consumer health information.

Forward-Looking Statements

        Except for historical information, all of the statements, expectations and assumptions contained in this press release are forward-looking statements. These statements, especially revenue, net income and cash flow forecasts, involve a number of risks and uncertainties that could cause actual results, performance or developments to differ materially. Factors that could affect the company's actual results, performance or developments include general economic conditions, development of the Internet as a source of health information, pricing actions taken by competitors, demand for the company's health information, regulatory changes, and other laws and events that impact how the company conducts its business. A.D.A.M. disclaims any obligation or duty to update or correct any of its forward-looking statements.

Contact:

Mr. Kevin Noland
COO
(770) 541-5145

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A.D.A.M., Inc. Announces Third Financing Agreement With Fusion Capital
The Company also offers update on cash flows from operations for 2002